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                                                                       EXHIBIT 5

                                August 27, 1996

Stein Mart, Inc.
1200 Riverplace Boulevard
Jacksonville, FL 32207

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement on Form S-3 (the "Registration Statement") of Stein Mart, Inc. (the "Company"), under the Securities Act of 1933, as amended, for the registration of 4,025,000 shares of common stock, par value $0.01 (the "Shares").

     We have examined and are familiar with the following:

          A. Articles of Incorporation of the Company, as amended, as filed in the Office of the Secretary of State of the State of Florida;

          B. Bylaws of the Company;

          C. The proceedings of the Board of Directors in connection with the issuance of the Shares;

          D. Such other documents, Company records and matters of law as we have deemed to be pertinent.

     Based on the foregoing, it is our opinion that:

          1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Florida.

          2. The Shares are duly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                          FOLEY & LARDNER

                                          By:      /s/  LINDA Y. KELSO
                                            ------------------------------------
                                                       Linda Y. Kelso